Zymeworks Provides Corporate Update and
Reports Third Quarter 2023 Financial Results

•Net loss for the first nine months of 2023 decreased by 44% as compared to the same period in 2022
•Cash resources of $390.2 million as of September 30, 2023 expected to fund planned operations through at least the end of 2026, and potentially beyond
•Updated clinical results from Phase 1b/2 study of zanidatamab plus chemotherapy and tislelizumab as first-line therapy for patients with advanced HER2-positive gastroesophageal adenocarcinoma (GEA) presented by our partner BeiGene at the European Society of Medical Oncology (ESMO) Annual Congress
•Results on quality of life outcomes from the Phase 2b HERIZON-BTC-01 study evaluating patients with zanidatamab-treated HER2-positive biliary tract cancer presented by our partner Jazz at the ESMO Annual Congress
•Announces next investigational new drug application (IND) candidate, ZW251, a glypican-3 (GPC3) targeted antibody drug conjugate (ADC), anticipated for IND filing in 2H-2025
•Will host conference call with management today at 4:30 p.m.Eastern Daylight Time (EDT)

Vancouver, British Columbia (November 7, 2023) – Zymeworks Inc. (Nasdaq: ZYME), a clinical-stage biotechnology company developing novel multifunctional biotherapeutics, today reported financial results for the three and nine months ended September 30, 2023 and provided a summary of recent business highlights.

“We are pleased to have made key advancements to our product pipeline this year, along with the nomination of ZW251 as our latest IND candidate targeting GPC3. These advancements in our '5 by 5' strategy represent important steps in the development of our emerging product portfolio and provide us with wholly-owned opportunities for future growth,” said Kenneth Galbraith, Chair and Chief Executive Officer of Zymeworks. "We believe these are important steps, along with the upcoming anticipated regulatory filings, approval and subsequent product launches for zanidatamab, in our goal to generate value for stockholders by developing differentiated and improved treatment options for patients with difficult-to-treat cancers in areas of large unmet need. We look forward to updating the market on the progress and status of these product candidates."

"As we look forward, we expect to see IND submissions and commencement of clinical studies for ZW171 and ZW191 in 2024 followed by ZW220 and ZW251 in 2025, together with the top-line data readout from the zanidatamab Phase 3 GEA pivotal trial, HERIZON-GEA-01, expected in 2024."

Recent Highlights and Current Developments

•Zanidatamab Clinical Data Presented at the ESMO Annual Congress

Our partners Jazz Pharmaceuticals ("Jazz") and BeiGene, Ltd. ("BeiGene"), presented abstracts for zanidatamab at the recent ESMO Annual Congress in Madrid:

•A poster presentation featuring updated results from a Phase 1b/2 study of zanidatamab plus chemotherapy in combination with tislelizumab, an anti-PD-1 monoclonal antibody, for the first-line treatment of human epidermal growth factor receptor 2 (HER2)-positive gastric/gastroesophageal junction adenocarcinoma (G/GEJC). The study, sponsored by BeiGene, showed zanidatamab plus chemotherapy and tislelizumab produced antitumor activity with a confirmed objective response rate (ORR) of 75.8%, a median duration of response (mDOR) of 22.8 months and a median progression-free survival (PFS) of 16.7 months. Safety data showed 22 patients (66.7%) experienced at least one grade ≥3 treatment-related adverse event. A Phase 3 trial (NCT05152147) evaluating this regimen is ongoing with top-line data from HERIZON-GEA-01 expected to be reported in 2024.

•A poster presentation featuring quality of life data from a Phase 2b study of zanidatamab for the second-line treatment of HER2-amplified biliary tract cancers (BTC), finding that patients with HER2-positive BTC who responded to zanidatamab reported improved health-related quality of life (HRQoL) compared with baseline. Overall, zanidatamab led to a meaningful clinical benefit, which may reduce disease burden and potentially result in improved patient HRQoL compared with baseline. We previously reported data from our Phase 2b study, where zanidatamab as monotherapy in this patient population had a confirmed ORR of 41.3% (51.6% in the IHC3+ patients) and a median PFS of 5.5 months.

•ZW251 Named as Next IND Candidate

We anticipate filing an IND in the second half of 2025 for ZW251, a potential first-in-class ADC molecule designed for the treatment of GPC3-expressing hepatocellular carcinoma (HCC).

•Presentations on Clinical and Preclinical Programs at Multiple Medical and Scientific Conferences in Q4-2023

During the fourth quarter of 2023, we had the opportunity to present updated clinical and preclinical data at a number of medical and scientific conferences, including: 14th Annual World Bispecific Summit held in Boston, MA from October 2-4, 2023; AACR-EORTC-NCI held in Boston, MA from Oct 11-15, 2023; 14th Annual World ADC conference held in San Diego, CA from October 16-19, 2023; ESMO held in Madrid, Spain from October 20-24, 2023; and Society for Immunotherapy of Cancer (SITC) held in San Diego, CA from

November 1-5, 2023. Presentation materials from these conferences are available on our website.

•Termination of Licensing Agreement for Zanidatamab Zovodotin with BeiGene

Reacquiring BeiGene APAC territory rights for zanidatamab zovodotin marks a key step, granting us sole responsibility in steering its clinical development and exploring potential combination therapies in clinical trials. We are currently pursuing the initiation of a Phase 2 study of zanidatamab zovodotin in combination with a PD-1 inhibitor in subjects with locally advanced (unresectable) or metastatic HER2-overexpressing non-squamous non-small cell lung cancer (NSCLC). This study is expected to recruit patients in Asia, North America and Europe.

•Proposed Director Nominee

We are delighted to nominate Dr. Nancy Davidson to join our Board of Directors. Dr. Davidson’s substantial expertise in the field of oncology and foundational work in advancing insights in cancer biology from the bench through clinical studies and into the patient community arrives at a crucial time as we prepare for multiple milestones in our product pipeline. She is a highly respected oncologist and researcher who is a top opinion leader in the field of breast cancer biology and treatment, with a particular interest in developing evidence-based clinical pathways in breast cancer treatment. Dr. Davidson is currently the Executive Vice President for Clinical Affairs and Professor, Fred Hutchinson Cancer Center (FHCC) and Professor, Department of Medicine, University of Washington based in Seattle. Prior to joining FHCC, she spent time at the National Cancer Institute, Johns Hopkins in Baltimore and the University of Pittsburgh. Dr. Davidson has previously served as both President of ASCO and President of AACR.

Further Advancements to '5 by 5' Strategy with Nomination of Next IND Candidate

“Today we are pleased to nominate ZW251, a potential first-in-class ADC designed for the treatment of GPC3-expressing HCC, as our next product candidate with an IND filing anticipated in the second half of 2025. HCC accounts for about 85%-90% of all primary liver cancers, the sixth most-commonly diagnosed cancer worldwide and third most common cause of cancer death, with little improvement in survival rates over the past 10 years. Annual cases and deaths from liver cancer are projected to rise by more than 55% by 2040. Currently approved therapies result in modest levels of efficacy and there are limited therapeutic options for later lines of treatment, making ZW251 an important potential treatment option for patients suffering from HCC both as monotherapy and in combination with other approved agents,” said Paul Moore, Ph.D., Chief Scientific Officer of Zymeworks. “The progression of ZW251 marks the next step in our '5 by 5' strategy, serving as the fourth novel medicine nominated for clinical development, joining ZW191 and ZW171, both expected for initiation of clinical studies in 2024, and ZW220, expected for initiation of clinical development in the first half of 2025.”

GPC3, a GPI-anchored cell surface oncofetal antigen, is over-expressed in most HCC patients (>75%), and displays minimal normal adult tissue expression, making it an exciting ADC target. The GPC3-targeting antibody incorporated in ZW251 was selected based on key ADC attributes including its binding profile, efficient internalization and payload delivery across a range of GPC3-expressing models of HCC. ZW251 incorporates the same Zymeworks’ proprietary bystander-active topoisomerase 1 inhibitor payload utilized in two additional pipeline ADC programs, ZW191 (anti-FRa) and ZW220 (anti-NAPi2b). A drug-antibody-ratio (DAR) of four was selected to balance tolerability and efficacy, with ZW251 anti-tumor activity observed in multiple patient derived xenograft models of HCC reflecting a range of GPC3 over-expression. We are encouraged by published research demonstrating the potential of GPC3 antibody targeting in HCC patients as evidenced by tumor localization of iodine radiolabeled condrituzumab, a prior clinical stage anti-GPC3 mAb, and are confident that antibody drug conjugate-based targeting of GPC3 could enable a novel and effective approach to treatment of HCC.

Financial Results for the Nine Months Ended September 30, 2023
Revenue for the nine months ended September 30, 2023 was $59.1 million compared to $10.0 million for the same period of 2022, representing a 491% increase. Revenue for the nine months ended September 30, 2023 included $56.3 million for development support and drug supply revenue from Jazz, and $2.8 million for research support and other payments from our other partners. Revenue for the same period in 2022 included a $5.0 million research license fee from our Atreca licensing agreement and $5.0 million in research support and other payments from our other partners.

Research and development expense decreased by $37.5 million, or 24%, for the nine months ended September 30, 2023, compared to the same period in 2022. For the nine months ended September 30, 2023, research and development expense included non-cash stock-based compensation expense of $0.7 million, comprised of a $0.7 million expense from equity classified awards (nine months ended September 30, 2022 – $1.5 million expense) and a nominal expense related to the non-cash, mark-to-market revaluation of certain historical liability classified awards (nine months ended September 30, 2022 - $0.8 million recovery). Excluding stock-based compensation and 2022 restructuring expense, research and development expense decreased on a non-GAAP basis by $31.4 million in the nine months ended September 30, 2023 compared to the same period of 2022. The decrease in research and development expense was primarily due to a decrease in expenses for zanidatamab as a result of transfer of this program to Jazz during the three months ended June 30, 2023 per the (i) transfer agreement by and between Zymeworks BC Inc., Zymeworks Zanidatamab Inc., and Jazz and (ii) and the amended and restated collaboration agreement by and between Zymeworks BC Inc. and Jazz Pharmaceuticals Ireland Limited. This decrease, compared to the same period in 2022, was partially offset by an increase in preclinical expenses, primarily with respect to preclinical product candidates of ZW171 and ZW191, and in higher zanidatamab zovodotin program costs, as a result of amendments to clinical development program agreements in 2022. In addition, salaries and benefits expenses decreased compared to the same period in 2022, due to lower headcount in 2023.

General and administrative expense increased by $12.4 million, or 29%, for the nine months ended September 30, 2023 compared to the same period in 2022. For the nine months ended September 30, 2023, general and administrative expense included non-cash stock-based compensation expense of $3.8 million, comprised of a $4.9 million expense from equity-classified equity awards (nine months ended September 30, 2022 – $1.5 million expense) and a $1.1 million recovery related to the non-cash mark-to-market revaluation of certain historical liability-classified equity awards (nine months ended September 30, 2022 – $3.0 million recovery). Excluding stock-based compensation and 2022 restructuring expense, general and administrative expense increased on a non-GAAP basis by $9.9 million during the nine months ended September 30, 2023, compared to same period in 2022. This increase in general and administrative expense was primarily due to an increase in expenses for professional services and other expenses related to higher depreciation on facilities and higher technology spend in 2023 compared to the same period in 2022. This was partially offset by a decrease in salaries and benefits expenses due to lower headcount in 2023.

Other income, net increased by $10.9 million for the nine months ended September 30, 2023 compared to the same period in 2022. Other income, net for 2023 included $14.7 million in interest income partially offset by a $0.1 million in net loss which includes foreign exchange loss and other miscellaneous income. Other income, net for the nine months ended September 30, 2022, included $1.9 million in interest income and a $1.8 million net foreign exchange gain and other miscellaneous amounts. This increase in interest income was due to an increase in interest income earned on higher cash resources and at higher rates of return.
Net loss for the nine months ended September 30, 2023 was $104.2 million compared to $185.1 million for the same period of 2022, representing a 44% decrease in net loss. The decrease in net loss was primarily due to revenue from our collaboration agreement with Jazz and an increase in interest income as well as a decrease in research and development expense. This was partially offset by an increase in general and administrative expense and an increase in income tax expense.
"We are happy to report a continued reduction of our operating cash burn and operating losses during 2023 compared to 2022," said Chris Astle, Ph.D., Senior Vice President and Chief Financial Officer of Zymeworks. "Our strategy of re-focusing the business and building a diverse clinical-stage product pipeline of ADCs and multispecific antibody therapeutics continues to provide a strong foundation for achieving our cash runway goals as well as achieving our long-term goal of identifying additional product candidates and seeking valuable partnership options."
As of September 30, 2023, Zymeworks had $390.2 million of cash, cash equivalents, and marketable securities, comprised of $94.3 million in cash and cash equivalents and $295.9 million in marketable securities. For the nine months ended September 30, 2023, our cash used in operations was negatively impacted by working capital movements, primarily due to higher levels of receivables, which we expect to partially reverse by the end of 2023. As of September 30, 2023, we have approximately $64.3 million in receivables from Jazz reflecting reimbursement for zanidatamab development costs. Based on current operating plans, we expect to have cash resources to fund planned operations through at least the end of 2026, and potentially beyond.
Non-GAAP Financial Information
In addition to reporting financial information in accordance with U.S. generally accepted accounting principles (“GAAP”) in this press release, we have elected to present selected non-GAAP, or adjusted, financial measures. Reconciliations between historical GAAP and non-GAAP information are contained at the end of this press release following the accompanying financial data.
About Zymeworks Inc.
Zymeworks Inc. (Nasdaq: ZYME) is a global biotechnology company committed to the discovery, development, and commercialization of novel, multifunctional biotherapeutics. Zymeworks' mission is to make a meaningful difference for people impacted by difficult-to-treat cancers and other serious diseases. Zymeworks' complementary therapeutic platforms and fully integrated drug development engine provide the flexibility and compatibility to precisely engineer and develop highly differentiated antibody-based therapeutic candidates. Zymeworks engineered and developed zanidatamab, a HER2-targeted bispecific antibody using Zymeworks' proprietary Azymetric™ technology. Zymeworks has entered into separate agreements with BeiGene, Ltd. ("BeiGene") and Jazz Pharmaceuticals Ireland Limited ("Jazz"), granting each of BeiGene and Jazz with exclusive rights to develop and commercialize zanidatamab in different territories. Zanidatamab is currently being evaluated in global Phase 1, Phase 2, and Phase 3 clinical trials, including certain ongoing pivotal clinical trials as a treatment for patients with HER2-expressing cancers. Zymeworks' next clinical candidate, zanidatamab zovodotin (ZW49), is a HER2-targeted bispecific antibody-drug conjugate ("ADC") developed using Zymeworks' proprietary Azymetric™ and ZymeLink™ Auristatin technologies. Zanidatamab zovodotin is currently being evaluated in a Phase 1 clinical trial for patients with a variety of HER2-expressing, HER2-amplified or HER2-mutant cancers. Zymeworks is also advancing a deep pipeline of product candidates based on its experience and capabilities in both ADC and multispecific antibodies ("MSAT"). In addition to Zymeworks' wholly owned pipeline, its therapeutic platforms have been further leveraged through strategic partnerships with global biopharmaceutical companies. For information about Zymeworks, visit www.zymeworks.com and follow @ZymeworksInc on Twitter.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” or information within the meaning of the applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include, but are not limited to, statements that relate to Zymeworks’ expectations regarding implementation of its strategic priorities; the anticipated benefits of the collaboration agreement with Jazz, including Zymeworks’ ability to receive any future milestone payments and royalties thereunder; the potential addressable market of zanidatamab; the timing of and results of interactions with regulators; Zymeworks’ clinical development of its product candidates and enrollment in its clinical trials; anticipated preclinical and clinical data presentations; expectations regarding future regulatory filings and approvals and the timing thereof; potential therapeutic effects of zanidatamab and Zymeworks’ other product candidates; expected financial performance and future financial position; the commercial potential of technology platforms and product candidates; anticipated continued receipt of revenue from existing and future partners; Zymeworks’ preclinical pipeline; anticipated sufficiency of cash resources and other potential sources of cash to fund Zymeworks’ planned operations through at least the end of 2026, and potentially beyond; and Zymeworks’ ability to execute new collaborations and partnerships and other information that is not historical information. When used herein, words such as “plan”, “believe”, “expect”, “may”, “continue”, “anticipate”, “potential”, “will”, “progress”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation: any of Zymeworks’ or its partners’ product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; Zymeworks may not achieve milestones or receive additional payments under its collaborations; regulatory agencies may impose additional requirements or delay the initiation of clinical trials; the impact of new or changing laws and regulations; market conditions; the impact of pandemics and other health crises on Zymeworks’ business, research and clinical development plans and timelines and results of operations, including impact on its clinical trial sites, collaborators, and contractors who act for or on Zymeworks’ behalf; clinical trials may not demonstrate safety and efficacy of any of Zymeworks’ or its collaborators’ product candidates; Zymeworks’ assumptions and estimates regarding its financial condition, future financial performance and estimated cash runway may be incorrect; inability to maintain or enter into new partnerships or strategic collaborations; and the factors described under “Risk Factors” in Zymeworks’ quarterly and annual reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for its quarter ended September 30, 2023 (a copy of which may be obtained at www.sec.gov and www.sedar.com). Although Zymeworks believes that such forward-looking statements are reasonable, there can be no assurance they will prove to be correct. Investors should not place undue reliance on forward-looking statements. The above assumptions, risks and uncertainties are not exhaustive. Forward-looking statements are made as of the date hereof and, except as may be required by law, Zymeworks undertakes no obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances, or to reflect the occurrences of unanticipated events.

ZYMEWORKS INC.
Condensed Interim Consolidated Statements of Loss and Comprehensive Loss
(Expressed in thousands of U.S. dollars except share and per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue
Research and development collaborations	$16,506	$2,631	$59,086	$9,989
Operating expenses:
Research and development	32,775	37,097	118,095	155,629
General and administrative	16,968	15,892	55,623	43,227
Total operating expenses	49,743	52,989	173,718	198,856
Loss from operations	(33,237)	(50,358)	(114,632)	(188,867)
Other income, net	5,660	2,483	14,594	3,665
Loss before income taxes	(27,577)	(47,875)	(100,038)	(185,202)
Income tax (expense) recovery	(1,110)	29	(4,154)	112
Net loss	$(28,687)	$(47,846)	$(104,192)	$(185,090)
Other comprehensive loss:
Unrealized loss on available for sale securities, net of tax of nil	(485)	—	(1,639)	—
Total other comprehensive loss	(485)	—	(1,639)	—
Comprehensive loss	$(29,172)	$(47,846)	$(105,831)	$(185,090)

Net loss per common share:
Basic	$(0.41)	$(0.72)	$(1.53)	$(2.86)
Diluted	$(0.41)	$(0.72)	$(1.53)	$(2.86)
Weighted-average common stock outstanding:
Basic	70,575,773	66,477,016	68,212,756	64,751,271
Diluted	70,575,773	66,478,157	68,214,482	64,756,063
ZYMEWORKS INC.
Selected Condensed Consolidated Balance Sheet Data
(Expressed in thousands of U.S. dollars)

	September 30, 2023	December 31, 2022
	(unaudited)
Cash, cash equivalents and marketable securities	$390,194	$492,232
Working capital	301,787	449,081
Total assets	556,366	648,725
Accumulated deficit	(662,955)	(558,763)
Total stockholders’ equity	424,344	492,956

NON-GAAP FINANCIAL MEASURES
In addition to reporting financial information in accordance with GAAP in this press release, Zymeworks is also reporting selected non-GAAP, or adjusted, financial measures, including adjusted research and development expenses, adjusted general and administrative expenses, adjusted net loss per share (basic and diluted) and net operating cash burn. These non-GAAP financial measures are not defined by GAAP and should not be considered as alternatives to net loss, net loss per share or any other indicator of Zymeworks’ performance required to be reported under GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP or adjusted measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our adjusted measures as tools for comparison. Investors and others are encouraged to review Zymeworks’ financial information in its entirety and not rely on a single financial measure. As defined by Zymeworks, adjusted expenses represent total research and development expenses and general and administrative expenses adjusted for non-cash stock-based compensation expenses for equity and liability classified equity instruments as well as expenses incurred in relation to the restructuring program implemented in 2022. As defined by Zymeworks, adjusted net loss per share – Basic represents net loss per share – Basic adjusted for non-cash stock-based compensation expenses for equity and liability classified equity instruments on a per share basis as well as restructuring expenses incurred in relation to the restructuring program implemented in 2022 on a per share basis, and adjusted net loss per share – Diluted represents net loss per share – Diluted adjusted for non-cash stock-based compensation expenses for equity and liability classified equity instruments on a per share basis as well as restructuring expenses incurred in relation to the restructuring program implemented in 2022 on a per share basis. As defined by Zymeworks, net operating cash burn represents net operating loss less cash used in the acquisition of property, equipment and intangible assets.
Adjusted expenses and adjusted net loss per share (basic and diluted) are non-GAAP measures that Zymeworks believes may be helpful to investors because they provide consistency and comparability with past financial performance. Net operating cash burn is a non-GAAP measure that Zymeworks believes may be helpful to investors because it provides information about the cash resources used in funding our operations.

GAAP to Non-GAAP Reconciliations
(Expressed in thousands of U.S. dollars except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Research and development expenses	$32,775	$37,097	$118,095	$155,629
Stock-based compensation expense equity classified instruments (*)	(1,324)	(2,226)	(684)	(1,450)
Stock-based compensation recovery / (expense) for liability classified instruments (*)	7	(2)	7	772
Restructuring recovery / (expense)	—	108	—	(6,141)
Adjusted research and development expenses (Non-GAAP basis)	$31,458	$34,977	$117,418	$148,810

General and administrative expenses	$16,968	$15,892	$55,623	$43,227
Stock-based compensation expense equity classified instruments (*)	(824)	(2,473)	(4,935)	(1,522)
Stock-based compensation recovery / (expense) for liability classified instruments (*)	177	(29)	1,145	3,010
Restructuring recovery / (expense)	—	832	—	(2,789)
Adjusted general and administrative expenses (Non-GAAP basis)	$16,321	$14,222	$51,833	$41,926

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Net loss per common share – Basic	$(0.41)	$(0.72)	$(1.53)	$(2.86)
Stock-based compensation expense (recovery) per common share	0.03	0.07	0.06	(0.01)
Restructuring expenses per common share	—	(0.01)	—	0.14
Adjusted net loss per common share – Basic (Non-GAAP basis)	$(0.38)	$(0.66)	$(1.47)	$(2.73)

Net loss per common share – Diluted	$(0.41)	$(0.72)	$(1.53)	$(2.86)
Stock-based compensation expense (recovery) per common share	0.03	0.07	0.06	(0.01)
Restructuring expenses per common share	—	(0.01)	—	0.14
Adjusted net loss per common share – Diluted (Non-GAAP basis)	$(0.38)	$(0.66)	$(1.47)	$(2.73)

(*): Research and development expenses and general and administrative expenses include $nil stock-based compensation expense related to the 2022 restructuring for the three and nine months ended September 30, 2023 ($nil for the three months ended September 30, 2022; recovery of $5,516 and $4,865 for the nine months ended September 30, 2022, in research and development expenses and general and administrative expenses, respectively).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Net loss	$(28,687)	$(47,846)	$(104,192)	$(185,090)
Acquisition of property, equipment and intangible assets	(1,135)	(3,792)	(2,323)	(12,242)
Net operating cash burn (Non-GAAP basis)	$(29,822)	$(51,638)	$(106,515)	$(197,332)

Contacts:

Investor Inquiries:
Shrinal Inamdar
Director, Investor Relations
(604) 678-1388
ir@zymeworks.com

Media Inquiries:
Diana Papove
Director, Corporate Communications
(604) 678-1388
media@zymeworks.com